Exhibit 99.1

K-Swiss Reports Fourth Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--February 17, 2012--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the fourth quarter and year ended December 31, 2011. The operations of FORM Athletics are accounted for as a discontinued operation in the Company’s financial results and are excluded from futures orders data for the prior-year periods.

Financial Results

Net loss for the fourth quarter of 2011 was $25,185,000, or $0.71 per diluted share, compared with a net loss of $20,635,000, or $0.58 per diluted share, for the prior-year period. Net loss for the year ended December 31, 2011 was $70,471,000, or $1.98 per diluted share, compared with a net loss of $68,212,000, or $1.94 per diluted share, for the year ended December 31, 2010. Results for 2010 include a valuation allowance taken against the Company’s deferred tax assets, resulting in income tax expense for 2010 $7,932,000.

For the fourth quarter of 2011, total worldwide revenues increased 17.8% to $50,163,000 from $42,574,000 in the prior-year period. Domestic revenues increased 10.3% to $20,421,000 in the fourth quarter, and international revenues increased 23.6% to $29,742,000 for the same period. Total worldwide revenues for 2011 increased 23.8% to $268,357,000 from $216,766,000 for 2010. Domestic revenues increased 26.7% to $116,781,000 in 2011, and international revenues increased 21.7% to $151,576,000 for the same period.

Futures Orders

Worldwide futures orders with start ship dates from January through June 2012 decreased 21.3% to $73,138,000 at December 31, 2011, from $92,904,000 the previous year. Domestic futures orders decreased 51.6% to $21,879,000 at December 31, 2011, from $45,216,000 the previous year. International futures orders increased 7.5% to $51,259,000 at December 31, 2011, from $47,688,000 the previous year.

Steven Nichols, Chairman of the Board and President, stated, “For the past four years, we have invested substantial resources in driving performance running/Ironman Triathlon. In addition to growing our performance category, our 2012 focus will be on bringing expenses and inventory in line with our historical positions and developing the franchise for the Clean Classic series.”

2012 Guidance

For 2012, the Company is presently forecasting full year consolidated revenues to be approximately $240 million to $250 million. Consolidated gross margin is expected to be approximately 40% to 41%. Selling, general and administrative expenses are expected to be about $110 to $112 million.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its fourth quarter 2011 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2901. A replay of this conference call will be available until February 24, 2012, by dialing (402) 977-9140 and entering the passcode, 21575274.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss’ quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through February 24, 2012.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss “Classic” in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: non-achievement of the assumptions discussed herein, general and regional economic conditions, liquidity concerns due to availability of credit and our ability to reduce our operating losses and inventory levels, industry trends, merchandise trends, including market acceptance of the Company’s product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business concerns related to our liquidity is set forth in the Company's periodic filings, including its Form 10-K for the year ended December 31, 2011, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of “futures” and “at-once” orders can vary significantly from quarter to quarter and year to year and, therefore, “futures” are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Loss
(In thousands, except earnings per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
Revenues	$50,163	$42,574	$268,357	$216,766
Cost of goods sold	37,322	28,787	175,735	131,774
Gross profit	12,841	13,787	92,622	84,992
Selling, general and administrative expenses	33,006	34,051	153,626	141,039
Impairment on intangibles and goodwill	2,986	-	2,986	-
Operating loss	(23,151)	(20,264)	(63,990)	(56,047)
Other income/(expense)	-	-	3,000	(3,320)
Interest income, net	124	265	219	435
Loss before income taxes and discontinued operations	(23,027)	(19,999)	(60,771)	(58,932)
Income tax expense/(benefit)	1,847	(220)	3,751	7,932
Loss from continuing operations	(24,874)	(19,779)	(64,522)	(66,864)
Loss from discontinued operations, less applicable income tax	(311)	(856)	(5,949)	(1,348)
Net loss	$(25,185)	$(20,635)	$(70,471)	$(68,212)
Basic loss per share	$(0.71)	$(0.58)	$(1.98)	$(1.94)
Diluted loss per share	$(0.71)	$(0.58)	$(1.98)	$(1.94)
Weighted average number of shares outstanding
Basic	35,599	35,297	35,510	35,218
Diluted	35,599	35,297	35,510	35,218

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$28,701	$49,164
Restricted cash and cash equivalents and restricted investments available for sale	22,602	22,918
Investments available for sale	2,057	66,277
Accounts receivable, net	31,449	24,040
Inventories	90,380	66,959
Prepaid expenses and other current assets	4,927	5,058
Income taxes receivable	770	770
Total current assets	180,886	235,186
PROPERTY, PLANT AND EQUIPMENT, NET	19,593	20,695
OTHER ASSETS
Intangible assets	11,482	18,212
Deferred income taxes	2,914	3,913
Other	4,736	10,159
Total other assets	19,132	32,284
	$219,611	$288,165

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit	$9,716	$273
Current portion of long-term debt	250	293
Trade accounts payable	18,101	19,111
Accrued income taxes payable	372	203
Accrued liabilities	13,500	13,068
Total current liabilities	41,939	32,948
OTHER LIABILITIES
Long-term debt	148	404
Other liabilities	7,816	14,101
Contingent purchase price	3,739	5,799
Total other liabilities	11,703	20,304
STOCKHOLDERS' EQUITY	165,969	234,913
	$219,611	$288,165

CONTACT:
K•Swiss Inc.
George Powlick, Chief Financial Officer, 818-706-5100